Exhibit A

                Robert Mondavi Lowers Earnings Forecast
              for Fiscal 2003 and Streamlines Operations

    OAKVILLE, Calif.--(BUSINESS WIRE)--March 26, 2003--The Robert Mondavi Corporation (Nasdaq:MOND) announced today that, based on weaker-than-anticipated sales of its wines during January and February and expected write-offs, the company expects to report a GAAP net loss of $0.05 to $0.10 per share for the quarter ending March, 31, 2003, compared to a $0.46 per share profit during the prior year period. The company expects to report GAAP net income of $0.91 to $0.96 per share for the full fiscal year ending June 30, 2003, compared to $1.56 per share during the prior year period. As a consequence, the company would miss its adjusted earnings projections of $0.30 to $0.35 per share for the third quarter by about $0.20 per share. Full-year fiscal 2003 adjusted earnings would fall short of its $2.30 to $2.35 projection by about $0.54 per share. A tabular summary is included at the end of this press release.
    In addition, the company announced a number of major changes to its business model to increase top line growth, reduce product and operating costs, and increase asset efficiency.
    The company identified three major factors that are negatively affecting its business: a weak U.S. economy, which has depressed the travel and entertainment sector and dampened demand, especially for high-end wines; an oversupply of grapes, which is leading to intense price competition and a proliferation of new brands; and increased buyer power at the trade level.
    Stated R. Michael Mondavi, Chairman of the Board, "We believe these three factors will be present for a while and we will not see relief from the intense competition until there is a material change in at least one of them. Therefore, we are initiating a series of fundamental changes in our business model that will immediately improve our competitive position."
    The key elements of the operational changes will centralize all of marketing and sales responsibility under Dennis Joyce, newly appointed as Executive Vice President of Marketing and Sales, and all of the California production and vineyard operations under Peter Mattei, Senior Vice President of Production. Both Joyce and Mattei will report to Gregory M. Evans, President and CEO.
    "Both moves are expected to increase top line and market focus, reduce product costs, and yield significant operating expense savings," according to Evans. "Annualized operating expense savings of about $6 million are expected beginning in fiscal 2004 as the company implements a 10% workforce reduction. Annualized savings from production and vineyard operations of about $30 million are expected to begin in fiscal 2005, but will not be fully realized until fiscal 2007 due to the company's long production cycles."
    As a result of these operational changes, the company expects to recognize approximately $10 million, or $0.39 per share, in charges during the 3rd quarter of fiscal 2003, partially offset by a $0.24 per share gain from the sale of non-strategic fixed assets. The company is evaluating other potential changes in its business which could result in additional charges of up to $10 million, or $0.38 per share, during the 4th quarter of fiscal 2003.
    Looking ahead to fiscal 2004, Evans said, "Next year we expect 5% growth in our net revenues, with approximately half of that coming from the core business and the other half from new products. Although operating margins are likely to decline 20 to 40 basis points as operating expense savings from the restructuring are reinvested in the business, full-year earnings are expected to improve to $1.80 to $1.95 per share."
    To assist investors in the transition from the use of adjusted pro forma results to GAAP reporting as required by SEC Regulation G, the company has placed a financial model on its website detailing all of the items that historically reconcile the adjusted vs. GAAP income statements. This model can be found at www.robertmondavi.com, under "About the Company / Investor Relations / Financial Information / Financial History." A reconciliation is also attached to this press release.

    Robert Mondavi produces and markets fine wines under the following labels: Robert Mondavi Winery, Robert Mondavi Private Selection, La Famiglia di Robert Mondavi, Woodbridge Winery, Byron Vineyards & Winery, Io, Arrowood Vineyards & Winery and Grand Archer by Arrowood. The company also produces Opus One, in partnership with the Baroness Philippine de Rothschild of Chateau Mouton Rothschild of Bordeaux, France; Luce, Lucente, Danzante and the wines of Tenuta dell'Ornellaia in partnership with the Marchesi de' Frescobaldi of Tuscany, Italy; Sena, Arboleda and Caliterra, in partnership with the Eduardo Chadwick family of Vina Errazuriz in Chile; and Kirralaa and Talomas, in partnership with Southcorp and Rosemount's Oatley family. In addition to the partnership wines, Robert Mondavi Imports represents the wines of Marchesi de' Frescobaldi, Attems and Vina Errazuriz in the United States.
    R. Michael Mondavi will host a conference call to discuss this announcement tomorrow, March 27, 2003 at 6:00 a.m. PT. Domestic callers can participate in the call by dialing 1-800-257-2101. International callers can participate in the call by dialing 1-303-205-0055. The call will also be broadcast live on the company's website www.robertmondavi.com under "About the Company / Investor Relations / What's New." An audio replay of the call can be accessed by dialing 1-800-405-2236 pass code 532454#.
    On April 24, 2003, a conference call and live web cast are scheduled to discuss the company's fiscal 2003 third quarter earnings.

    Forward-looking Statements

    This announcement and other information provided from time to time by the company contain historical information as well as forward-looking statements about the company, the premium wine industry and general business and economic conditions. Such forward-looking statements include, for example, projections or predictions about the company's future growth, consumer demand for its wines, including new brands and brand extensions, margin trends, anticipated future investment in vineyards and other capital projects, the premium wine grape market and the premium wine industry generally. Actual results may differ materially from the company's present expectations. Among other things, a soft economy, a downturn in the travel and entertainment sector, risks associated with the war in Iraq, reduced consumer spending, or changes in consumer preferences could reduce demand for the company's wines. Similarly, increased competition or changes in tourism to our California properties could affect the company's volume and revenue growth outlook. The supply and price of grapes, the company's most important raw material, is beyond the company's control. A shortage of grapes might constrict the supply of wine available for sale and cause higher grape costs that put more pressure on gross profit margins. A surplus of grapes might allow for greater sales and lower grape costs, but it might also result in more competition and pressure on selling prices or marketing spending. Interest rates and other business and economic conditions could increase significantly the cost and risks of projected capital spending. For additional cautionary statements identifying important factors that could cause actual results to differ materially from such forward-looking information, please refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002, on file with the Securities and Exchange Commission. For these and other reasons, no forward-looking statement by the company can nor should be taken as a guarantee of what will happen in the future.

                            Robert Mondavi
                  Reconciliation of GAAP to Adjusted
                  Projected Earnings (Loss) Per Share


                                     Three Months          Year
                                        Ending            Ending
                                    March 31, 2003     June 30, 2003

Earnings per share - GAAP       $(0.05) to $(0.10)    $0.91 to $0.96

Inventory step-up charges:
  Arrowood                                  0.03                0.16
  Ornellaia                                 0.02                0.09
                                           -------            -------
                                            0.05                0.25

Other charges:
  Inventory & vineyard write-downs          0.34    As much as $0.67
  Employee separation expenses              0.05    As much as $0.12
  Contract terminations                     0.00    As much as $0.10
                                          -------   ----------------
                                            0.39    As much as $0.89

Gain on sale of fixed assets               (0.24)   As much as $(0.29)

Earnings per share - Adjusted     $0.10 to $0.15      $1.76 to $1.81



    CONTACT: The Robert Mondavi Corporation
             Robert Philipps, 707/251-4850 (VP, Treasury & IR)